UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2010 (December 29, 2009)
RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 710 Los Angeles, California	90024

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 571-9800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 2, 2010, Rentech, Inc. (the “Company”) entered into an Equity Distribution Agreement (the “Agreement”) with Knight Capital Markets LLC (“KCM”).  Pursuant to the terms of the Agreement, the Company may offer and sell from time to time through KCM, as the Company’s sales agent, up to $50 million of shares of the Company’s common stock, par value $0.01 per share (the “Shares”).  KCM is not required to sell any specific number or dollar amount of Shares but will use its commercially reasonable efforts, as the Company’s agent and subject to the terms of the Agreement, to sell the Shares offered, as instructed by the Company. Sales of the Shares, if any, may be made by means of ordinary brokers’ transactions on the NYSE AMEX at market prices and such other sales as agreed to by the Company and KCM. KCM will receive from us a commission of 1.5% based on the gross sales price per share for any Shares sold through it as agent under the Agreement. Net proceeds from the sale of the Shares will be used for general corporate purposes.
The offering of Shares pursuant to the Agreement will terminate upon the earliest of (i) August 2, 2010, (ii) the sale of all Shares subject to the Agreement and (ii) the termination of the Agreement by the Company or KCM.
The Shares will be issued pursuant to the Company’s shelf registration statement (the “Registration Statement”) on Form S-3 (File No. 333-158256), which became effective on May 20, 2009.
The Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the description of the Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Holland & Hart LLP, relating to the legality of the Shares is filed as Exhibit 5.1 hereto.
Item 8.01 Other Events.
Between December 29, 2009 and January 6, 2010, three purported class action shareholder lawsuits were filed against the Company and certain of its current and former directors and officers in the United States District Court for the Central District of California.  The case captions are as follows: (1) Michael Silbergleid v. Rentech, Inc., et al., Case No. 2:09-cv-09495-GHK-PJW; (2) Moti Ben-Ami v. Rentech, Inc., et al., Case No. 2:09-cv-09555-JFW-MAN;  and (3) Kevin Kelly v. Rentech, Inc., et al., Case No. 2:10-cv-00069-SVW-CT.  The complaints allege that the Company and the named current and former directors and officers made false or misleading statements regarding the Company’s financial performance in connection with its financial statements for fiscal year 2008 and the first three quarters of fiscal year 2009.  Plaintiffs in the three actions purport to bring claims on behalf of all persons who purchased Rentech securities between May 9, 2008 and December 14, 2009 and seek unspecified damages, interest, and attorneys’ fees and costs.  The Company has not yet filed a response to the complaints.
Between January 22, 2010 and January 27, 2010, three purported shareholder derivative lawsuits were filed against certain of the Company’s current and former officers and directors in the United States District Court for the Central District of California and the Superior Court of the State of California for the County of Los Angeles.  The case captions are as follows: (1) John Cobb v. D. Hunt Ramsbottom, et al., Case No. 2:10-cv-0485-MMM(Ex); (2) Andrew L. Tarr v. Dennis L. Yakobson, et al., Case No. BC430553; and (3) Sergiu S. Strumingher v. Dennis L. Yakobson, et al., Case No. BC430757.  The complaints allege that the named current and former directors and officers caused the Company to make false or misleading statements regarding the Company’s financial performance in connection with its financial statements for the fiscal year 2008 and the first three quarters of fiscal year 2009. The plaintiffs, who purport to assert claims on behalf of the Company, seek various equitable and/or injunctive relief, unspecified restitution to the Company, interest, and attorneys’ fees and costs.  The Company has not yet filed a response to the complaints.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description of the Exhibit

Exhibit 5.1	Opinion of Holland & Hart LLP.
Exhibit 23.1	Consent of Holland & Hart (included in Exhibit 5.1).
Exhibit 99.1	Equity Distribution Agreement dated February 2, 2010 between Rentech, Inc. and Knight Capital Markets LLC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.
Date: February 2, 2010	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of the Exhibit

Exhibit 5.1	Opinion of Holland & Hart LLP.
Exhibit 23.1	Consent of Holland & Hart (included in Exhibit 5.1).
Exhibit 99.1	Equity Distribution Agreement dated February 2, 2010 between Rentech, Inc. and Knight Capital Markets LLC.